Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS WARRANT AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Warrant Number: H-1	Issue Date: September 3, 2013

CLEVELAND BIOLABS, INC.
WARRANT TO PURCHASE
COMMON STOCK

1.           General.

1.1           THIS CERTIFIES that, for value received, OPEN JOINT STOCK COMPANY “RUSNANO”, a Russian joint stock company (“Rusnano”), or its permitted assigns (together with Rusnano, the “Holder”), is entitled to subscribe for and purchase from CLEVELAND BIOLABS, INC., a Delaware corporation (the “Company”), at any time and from time to time during the Exercise Period (as defined below) on the terms and subject to the provisions hereinafter set forth, Warrant Stock at the Warrant Price (each as defined below) (subject to adjustment for stock splits, dividends and like events).  This Warrant is being issued pursuant to Section 2.3 of that certain Master Agreement dated as of September 3, 2013 by and among the Company, Rusnano and Panacela Labs, Inc., a Delaware corporation (“Panacela”; the “Master Agreement”), and is subject to its terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Master Agreement.

1.2           Issuance of Warrant.  In consideration of the benefits to be received by Panacela, a subsidiary of both CBLI and Rusnano, upon the closing of the transactions set forth in the Master Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase the Warrant Stock in accordance with the terms and conditions set forth herein.

1.3           Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)	“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for business in Moscow, the Russian Federation, and New York, New York, the United States of America.

(b)	“Common Stock” shall mean shares of the Company’s Common Stock, par value $0.005 per share.

(c)
“Event of Default” for purposes of this Warrant, means (i) 30 Business Days after the occurrence of an Event of Default (as defined in the Loan) pursuant to Section 7.1(a) or (d) of the Loan and (ii) immediately upon occurrence of an Event of Default pursuant to Section 7.1(b) or (c) of the Loan.

(d)
“Exercise Period” means the period commencing upon an Event of Default and ending at 5:00 p.m., New York City time, on December 31, 2016.  If the Loan is repaid or converted in full prior to the occurrence of an Event of Default, this Warrant shall terminate and shall be of no further force or effect.

(e)	“Loan” means the Convertible Loan Agreement dated September 3, 2013 between Panacela and OPEN JOINT STOCK COMPANY “Rusnano” on or about the date hereof in the principal amount of $1,530,000.

(f)	“Securities Act” means the Securities Act of 1933, as amended.

(g)	“Shares” means the shares of Warrant Stock issuable upon exercise of this Warrant.

(h)
“Warrant Stock” means a number of fully paid and non-assessable shares of Common Stock, par value $0.005 per share, of the Company, which amount shall be determined by dividing (i) the product of 69.2% of any outstanding amounts remaining unpaid under the Loan by (ii) the Warrant Price (as defined below).

1.4           Term.  This Warrant shall be exercisable at any time and from time to time in whole or in part during the Exercise Period.  The term of this Warrant will end upon the earlier of (a) the repayment or conversion of the Loan in full (so long as such repayment or conversion occurs prior to the occurrence of an Event of Default) or (b) end of the Exercise Period.   Subject the foregoing, in the event of the consolidation or merger of the Company with or into another corporation, or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person or entity, as a result of which transactions the stockholders of the Company immediately prior to such transaction hold less than a majority of the voting power of the entity surviving or acquiring assets in such transaction, the Company shall provide to the Holder ten (10) calendar days’ advance written notice of such consolidation, merger or sale or other disposition of the Company’s assets and, as a condition precedent to such transaction, shall obtain the written acknowledgement of the existence of this Warrant and the provisions from the relevant successor or acquiror specified in Section 2.2 hereof.

1.5           Warrant Price.  Subject to adjustment as hereinafter provided, the exercise price (the “Warrant Price”) per share for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be $1.694 per share.  The Warrant Price shall be payable solely by assignment to the Company of a portion of the principal and accrued interest under the Loan equal to the aggregate Warrant Price due. For the avoidance of doubt, the Company agrees that (i) for purposes of this Warrant, the Loan shall always be valued at face value (plus accrued and unpaid interest), irrespective of the effects of any Event of Default on the underlying value of the Loan and (ii) the right to assign a portion of the Loan to pay the Warrant Price as provided herein shall remain unaffected by any automatic stay or other order under the United States Bankruptcy Court with respect to Panacela.

2.           Adjustment of Warrant Price, Number and Kind of Shares.  The Warrant Price and the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time, and the Company agrees to provide ten (10) calendar days written notice upon the happening of certain events, as follows:

2.1           Dividends in Stock Adjustment.  In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional securities or other property (other than cash) of the Company by way of dividend or distribution (except for distributions specifically provided for below in Section 2.3) then, and in each case, the Holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional securities or other property (other than cash) of the Company which it would have owned or would have been entitled to receive after the happening of the event described above had its Warrants been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Section 2.1 shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event.

2.2           Reclassification or Reorganization Adjustment.  In case of any changes in the class or kind of securities issuable upon exercise of this Warrant or any reclassification or change of the outstanding securities of the Company or of the merger or consolidation or any other any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant, other than a merger or consolidation in which the Company or such other corporation is the continuing operation and which does not result in any change in the Warrant Stock) on or after the date hereof, then and in each such case the Company shall give the Holder of this Warrant at least ten (10) calendar days written notice of the proposed effective date of such transaction, and the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto. In any such case, the Company shall as a condition precedent to such transaction, execute a new Warrant or cause such successor or purchasing corporation, as the case may be, to execute a new Warrant, providing that the Holder of this Warrant shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property issuable or payable, as the case may be, upon such merger, consolidation or other change of a holder of shares of Common Stock. Such new Warrant shall provide for adjustments, provided for in this Section 2. The provisions of this Section 2.2 shall similarly apply to successive mergers, consolidations, and other changes and transfers.

2.3           Stock Splits and Reverse Stock Splits.  If at any time on or after the date hereof the Company shall split, subdivide or otherwise change its outstanding shares of any securities receivable upon exercise of this Warrant into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of any securities receivable upon exercise of this Warrant shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased, all subject to further adjustment as provided in this Section 2.

2.4           Other Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and conditions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

3.            Notice of Adjustment. Upon any adjustment of this Warrant Price, and/or any decrease or increase in the number of shares purchasable upon the exercise of the Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.           No Fractional Shares.  No fractional shares of Warrant Stock will be issued in connection with any subscription hereunder.  In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

5.           No Stockholder Rights.  This Warrant as such shall not entitle its Holder to any of the rights of a stockholder of the Company until the Holder has exercised this Warrant in accordance with Section 7 hereof.

6.           Reservation of Stock.  The Company covenants and agrees that all shares of Common Stock issuable upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that the Company will from time to time take all such action as may be requisite to assure that the stated or par value of Common Stock is at all times equal to or less than the then effective Warrant Price per share of Common Stock issuable upon exercise of this Warrant.  The Company further covenants that during the period this Warrant is exercisable, the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares of Series Common Stock upon the exercise of this Warrant require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will, as required hereunder, in good faith and expeditiously endeavor to secure such registration or approval, as the case may be, subject to the limitations herein.  If, and as long as, the Common Stock issuable upon the exercise of the rights represented by this Warrant is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such capital stock.  The Company, by the issuance of this Warrant, delivers full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

7.           Exercise of Warrant.  This warrant can be exercised only during the Exercise Period.  In order to exercise its rights to purchase Shares during the Exercise Period, the Holder must surrender this Warrant at the principal office of the Company, accompanied by written notice to the Company of the number of shares the Holder elects to purchase and payment in full of the Warrant Price of the shares purchased thereby, as described above.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise, and the person or entity entitled to receive the shares or other securities issuable upon such exercise shall be treated for all purposes as the Holder of such shares of record as of the close of business on such date.  Within five (5) Business Days after an exercise of this Warrant, the Company shall issue and deliver to the person or entity entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above.  The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.  If this Warrant shall be exercised in part only, the Company shall, at the time of delivery of the certificate representing the Shares, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Shares or other securities purchasable under this Warrant, which new warrant shall, in all other respects, be identical to this Warrant.

8.           Certificate of Adjustment.  Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record Holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9.           Notice of Proposed Transfers.  This Warrant may be transferred by the Holder hereof only in the event of the consolidation or merger of the Holder with or into another corporation, or the sale or other disposition of all or substantially all the properties and assets of the Holder in its entirety to any other person or entity, as a result of which transactions the stockholders of the Holder immediately prior to such transaction hold less than a majority of the voting power of the entity surviving or acquiring assets in such transaction.  Any such transfer shall be in compliance with this Section 9.  Prior to any proposed transfer of this Warrant or the shares of Warrant Stock received on the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail (including without limitation, the name, address, telephone and facsimile of the proposed transferee), and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Act and any applicable state securities laws, or (ii) a “no action” letter from the Securities Exchange Commission (the “Commission”) to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any Affiliate of such Holder, provided that in all cases the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing the Warrant Stock transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

10.           Replacement of Warrants.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant, and in the case of any such loss, theft or destruction of the Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11.           Miscellaneous.  This Warrant shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof.  The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.  All notices and other communications from the Company to the Holder of this Warrant shall be given in writing and shall be deemed effectively given as provided in the Investment Agreement, unless otherwise advised by the Holder to the Company in writing and agreed to by the Company.

12.           Taxes.  The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the Shares or any portion thereof.

13.           Amendment.  Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

14.           Remedies.  In the event of any default or threatened default by the Company in the performance of or observance with any of the terms of this Warrant, it is agreed that remedies at law are not and will not be adequate for the Holder and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15.           Facsimile or Electronic Signature.  This Warrant may be executed by the Company in facsimile form or via electronic transmission (“email”) and upon receipt by the Holder of the executed copy of this Warrant so executed, this Warrant shall be binding upon and enforceable against the Company in accordance with its terms.  The Company shall promptly forward to the Holder an original of the facsimile or scanned and emailed executed copy of this Warrant previously delivered to Holder.

16.           Notices.  All communication under this Warrant shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) calendar days after being deposited in any United States Post Office enclosed in a postage prepaid and registered or certified envelope addressed to, or (c) when successfully transmitted by fax or e-mail (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, (i) in the case of the Company, to 73 High Street, Buffalo, NY 14203 (or to such other address, e-mail or facsimile number as may be designated by the Company in writing) and (ii) in the case of the Holder, at the address, e-mail or facsimile number of such Holder as shown on the books of the Company (or to such other address, e-mail or facsimile number as it may designate in writing). Except as otherwise provided in this Agreement, each such notice shall be deemed given five (5) calendar days after the date on which it is mailed in any post office or branch post office regularly maintained by the United States Government or two days after it is deposited with an internationally recognized courier for overnight delivery.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand as of the date first above written.

CLEVELAND BIOLABS, INC.

By:	/s/ Yakov Kogan
	Name:	Yakov Kogan, Ph.D., MBA
	Title:	Chief Executive Officer